NEWS RELEASE

North American Palladium Provides LDI Exploration Update:
New Zone Discovered; Offset and Cowboy Zones Extended

Toronto, Ontario, November 17, 2010 – North American Palladium Ltd. (“NAP”) (TSX: PDL) (NYSE Amex: PAL) today provided an update on the drill results from its 2010 exploration program at the Company’s flagship Lac des Iles (“LDI”) palladium mine in Northern Ontario.  These results (see appendix) are the second tranche of drill results from the 2010 drill program underway at LDI.

Highlights:
•	New PGM zone, named the Sheriff Zone, was intersected approximately 100 metres south east of the Offset Zone
•	Continued positive drill results throughout the Offset Zone (including 122 metres of 4.4 g/t Pd)
•	Offset Zone continues to extend higher towards surface and to the north by 50 metres
•	Cowboy Zone intersected again in Offset drilling
•	Deep drilling results indicate Offset and Cowboy zones are completely open at depth
•	Roby resources reclassified as reserves following start of production

“This second release of positive drill results from our 2010 exploration program confirms our belief that LDI has considerable exploration upside,” said William J. Biggar, President and CEO.  “We are very excited with the discovery of the new Sheriff Zone, which in addition to the Cowboy and Outlaw zones, has the potential to increase annual production rates and extend LDI’s mine life.”

Mr. Biggar added: “The exploration success we have had at LDI during the past two years gives me great encouragement that we have tremendous potential to continue to grow our reserve and resource base through exploration.  As we pursue our organic growth strategy through our mine expansion, exploration will continue to be a key focus.”

NAP’s $15 million 2010 exploration program at LDI initially included 53,000 metres of drilling aimed at expanding the size of the Offset and Roby zones, increasing the grade of the Offset Zone mineralization and exploring the West Pit and other surface areas.  Following the exploration success from the first tranche of drill results (20,500 metres) that were released on June 7, 2010, the Company has completed a further 35,000 metres of drilling, for a total of approximately 55,000 metres. Exploration at LDI is ongoing, expected to include approximately 7,000 more metres prior to year end.

Since the beginning of 2010 until October 1, 2010, five drills have completed 148 holes at LDI, totaling 55,325 metres, of which:

•	38 holes (8,925 metres) were completed from underground on the extension of the Roby Zone;

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•	83 holes (36,355 metres) were completed on the Offset Zone including:
(i)	Underground, on the upward extension of the Offset Zone (mine elevation 4900 and higher - "Upper Offset Zone");
(ii)	On the Central Offset Zone to complete the previous drilling pattern and to follow its northern extension; and
(ii)	From surface with directional drilling, with the first deep holes into the Lower Offset Zone (mine elevation 4650 and lower);
•	6 holes (5,740 metres) were completed from surface on the new south-east zone (the Sheriff Zone); and
•	10 holes (4,305 metres) were completed from surface on the Creek Zone and West Pit Area.

Complete drill results are included in the appendix of this news release. Elevations referred to in this news release are presented in the mine grid in Figure 1, and the drill locations are presented in Figure 2, available online at NAP’s website at www.nap.com/explore_ldi.htm.

Roby Zone Extension

As announced in the last exploration update (see June 7, 2010 news release), the 2010 underground drill campaign extended the Roby Zone by approximately 100 metres north and at depth.  The encountered mineralized area is located immediately adjacent to the underground infrastructure that is currently utilized for production from the Roby Zone, which is presently mined at a rate of 2,600 tonnes per day.  Additional drilling tested the limit of the extension and mine planning is underway to access the area.

Some of the most encouraging new drill results include:

Hole	Length of Intersection	Grade (g/t Pd)
10-161	17 metres	11.1
	Including 3 metres	36.5
	Including 3 metres	10.9
10-162	3 metres	9.2

The Sheriff Zone

NAP is pleased to announce the discovery of a new underground mineralized zone (the Sheriff Zone) that was intersected during the Company’s surface directional drilling campaign.  The Sheriff Zone is located sub-parallel to the Offset Zone and approximately 100 metres south east of the Offset Zone.

In March 2010, while awaiting the advance of the development ramp into the Offset Zone (which now allows for further infill drilling from underground), the Company commenced a surface directional drilling campaign with two drills. The objective was to drill deep holes around the 4450-4650 elevation of the Offset Zone.  As previously announced in the June 7, 2010 news release, hole 10-501 (which was originally targeting the south part of the Offset Zone) intersected an unknown 8-metre interval commencing at 701 metres down hole.  A second directional hole (10-502) intersected the same mineralized area at 703 metres.  Subsequently, additional drilling resulted in new intersections around this mineralized interval.

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The table below sets out the drill results encountered on the Sheriff Zone to date:

Hole	Length of Intersection	Grade (g/t Pd)
10-501*	8 metres	9.6
10-502*	5 metres	8.4
10-503	4 metres	7.5
10-006	3 metres	11.0
10-007	5 metres	3.5
10-010	7 metres	2.8
*Drill data from the first tranche of results, previously released on June 7, 2010.

More drilling is planned to establish the continuity and the positioning of this new and potentially economic zone, which remains open in all directions and has the potential to further extend LDI’s mine life and improve the economics of the mine.

A visual of the Sheriff Zone trend is shown in Figure 3, available online at NAP’s website at www.nap.com/explore_ldi.htm.

The Offset Zone

The Upper Offset Zone

As reported on June 7, 2010, the underground drilling extended the Upper Offset Zone approximately 50 metres higher on the 4950 elevation, where drilling encountered some of the best results to date. (This mineralized area was not included in the May 27, 2010 resource estimate.)  Five holes (10-330 to 10-334) were drilled at elevation 4900 on 15-metre spacing. One of the most encouraging drill results released previously was hole 10-334, which intersected 11 metres grading 8.0 g/t Pd, including 5 metres at a grade of 13.1 g/t Pd.

During the second tranche of drilling, an underground drift was driven across the Offset Zone at elevation 4900 at the location of this reported drilling. The drift ore muck samples grade averaged 10.1 g/t Pd, and confirmed the values intersected in the drill holes.  The 5,266 tonnes of Offset Zone’s sill ore that were milled during the third quarter returned an average head grade of 9.37 g/t Pd.

“This is the first time that we could access the Offset Zone ore directly and the ore muck sample grade and mill results confirmed the drill predicted grade,” said Michel Bouchard, Vice President Exploration and Development.

NAP also continued to drill from the underground mine towards the 5000 elevation. The Offset Zone was intersected and still remains open towards surface. The holes were pushed on toward the west and some encountered the Cowboy Zone and the Outlaw Zone.

Some of the best results include:

Hole	Length of Intersection	Grade (g/t Pd)	Location
10-672	8 metres	7.1	Offset Zone
	5 metres	10.7	Cowboy Zone

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	6 metres	5.0	Outlaw Zone
10-313	4 metres	4.3	Offset Zone
	4 metres	5.4	Cowboy Zone
10-675	33 metres	5.7	Offset Zone
	Including 6 metres	10.3	Offset Zone
10-676	58 metres	3.6	Offset Zone
	Including 7 metres	8.0	Offset Zone
10-680	8 metres	5.9	Offset Zone

Further drilling will continue to follow the upward extension of the Upper Offset Zone, and to further delineate the Cowboy Zone.

The north extension of the upper part of the Offset Zone was drilled by the 600 series of holes. Some of the best results are:

Hole	Length of Intersection	Grade (g/t Pd)	Location
10-610	23 metres	4.7	Offset Zone
	Including 5 metres	9.4	Offset Zone
10-612	51 metres	3.3	Offset & Cowboy zones
	Including 13 metres	6.7	Offset Zone
	Including 7 metres	9.9	Offset Zone
	Including 6 metres	5.6	Cowboy Zone
10-615	24 metres	4.9	Offset Zone
	Including 9 metres	6.2	Offset Zone
10-618	31 metres	5.1	Offset Zone
	Including 7 metres	10.0	Offset Zone
10-621	35 metres	4.9	Offset Zone
	Including 9 metres	8.0	Offset Zone
	Including 6 metres	6.6	Offset Zone
10-623	40 metres	4.5	Offset Zone
	Including 12 metres	8.8	Offset Zone
10-624	36 metres	5.6	Offset Zone
	Including 5 metres	14.1	Offset Zone

The results indicate that the north extension of the Offset Zone and Cowboy Zone are still open.

A visual of the Upper Offset Zone cross-section is shown in Figure 4, available online at NAP’s website at www.nap.com/explore_ldi.htm.

Directional Drilling of the Offset Zone

The two surface directional drills were aimed at below elevation 4500 in the north part (holes 10-551 to 10-554) of the Offset Zone, and at the middle elevations (4650) in the south part (holes 10-501 to 10-505) of the Offset Zone.

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The following intersections were encountered in the north area:

Hole	Length of Intersection	Grade (g/t Pd)	Location
10-552	122 metres	4.4	Offset, Cowboy & possibly Outlaw zones
	Including 12 metres	11.6	Offset Zone
	Including 6 metres	6.9	Cowboy Zone
	Including 9 metres	7.5	Possibly Outlaw Zone
10-553	24 metres	5.0	Offset Zone
	Including 5 metres	9.6	Offset Zone
	Including 17 metres	4.7	Cowboy Zone
	Including 6 metres	7.5	Cowboy Zone
10-554	24 metres	5.2	Offset Zone
	Including 7 metres	8.2	Offset Zone
	Including 2 metres	5.9	Cowboy Zone

Holes 10-552 to 10-554 intersected the Offset and Cowboy zones between elevations 4450 and 4225, the latter being the actual bottom of the resource calculation of the Offset Zone. Resources in that area were classified as inferred resources.  Hole 10-554 is located at elevation 4225, the bottom limit of the resource calculation. It demonstrates, like the two other holes, that the Offset and Cowboy zones are robust and completely open at depth and sideways.

In the south area, directional holes 10-503, 10-504 and 10-505 also intersected the Offset Zone.  The Offset Zone in that area is wide (hole 10-505 Offset Zone intersection is 51 metres in total) with higher grade sections of 7 metres of 5.0 g/t Pd (hole 10-505)  and 5 metres of 5.6 g/t Pd (hole 10-504).  These results also indicate that the Offset Zone there is completely open toward the south and at depth.

A visual of the deep Offset Zone looking east is shown in Figure 5, available online at NAP’s website at www.nap.com/explore_ldi.htm.

West Pit Area

The 2010 surface drill program in the West Pit area of the LDI mine property followed up on the historic and previous drill results of the mineralized zones adjacent to the open pit. In 2009, 29 holes were drilled from within 150 metres of the west wall of the open pit and a total of 5 holes (over 1,257 metres) were completed in 2010.  A thorough compilation of all geological and assay results from the last three years indicated that there is insufficient mineralization at this time to support the development of an open pit operation in that sector at current palladium prices.  Some of the ore may be available for underground operations in the future.

Update on the Roby Zone Reserves and LDI Resources

The results reported today, along with the other 2010 results reported on June 7, 2010, are not incorporated in the resource update for the Offset Zone that was released on May 27, 2010, which only included results from the 2009 program and earlier drilling.

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The Offset Zone resource numbers set out below are unchanged from the May 27, 2010 resource update.  The next resource update for the Offset Zone, which will incorporate all of the 2010 drill results, is expected in the second quarter of 2011.

Following the re-start of mining operations during the second quarter of 2010 on the Roby Zone, NAP mandated URS/Scott Wilson to update the Roby resource classification into reserves for the NI 43-101 report, dated November 2, 2010.

Based on this estimation, the Company has calculated contained metal for the measured and indicated resources is equivalent to 3,396,000 ounces of palladium, and that contained metal for the inferred resource category is equivalent to 608,000 ounces of palladium.  The NI 43-101 technical report will be filed on SEDAR in the coming weeks.

The following tables present the new classifications of the reserves and resources at LDI based on the new NI 43-101 report:

Table 1: Roby Zone Underground Reserves – Lac des Iles Mine

Location	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)
Reserve
Proven	480	5.80	0.33	0.20	0.041	0.052
Probable	1,209	6.43	0.38	0.30	0.065	0.074
Proven & Probable	1,689	6.25	0.37	0.27	0.058	0.068

Notes:
1.	CIM definitions were followed for the estimation of Mineral Reserves.
2.	Mineral Reserves for the underground Roby Zone were estimated at a cut-off grade of 4.5 g/t Pd.
3.
Metal price assumptions of US$375/oz palladium, US$1,500/oz platinum, US$900/oz gold,US$7.00/lb nickel, and US$2.50/lb copper were used in the estimation of cut-off grade. A US$/C$ exchange rate of 1.11 was used.

4.	Variable dilution has been applied according to anticipated over-break on footwall or hanging wall, and to the location of stopes with respect to hanging wall structures that affect over-break.
5.	Mining extraction for the crown pillar is 100%. For Roby Zone stopes, extraction is 95%.

The resources of the Offset Zone were estimated by URS/Scott Wilson, published on May 27, 2010, and remain unchanged until the 2010 drilling can be incorporated.  Other resources have been reviewed and updated by URS/Scott Wilson.

Table 2: Mineral Resource Summary – Lac des Iles Mine

Location	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)
Measured Resources
Open Pit	3,722	1.99	0.23	0.17	0.08	0.07
Stockpiles	747	1.89	0.19	0.16	0.06	0.08
Total Measured	4,469	1.97	0.22	0.17	0.07	0.07
Indicated Resources
Open Pit	2,565	2.20	0.24	0.18	0.08	0.07
RGO Stockpiles	13,365	0.97	0.12	0.08	0.03	0.06
Roby Zone Underground	3,144	7.62	0.44	0.33	0.06	0.08

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Offset Zone Underground	8,628	6.29	0.42	0.40	0.11	0.14
Total Indicated	27,702	3.50	0.26	0.22	0.06	0.09
Total M&I Resources	32,171	3.28	0.26	0.21	0.06	0.08
Inferred Resources
Offset Zone Underground	3,322	5.70	0.35	0.23	0.07	0.10

Notes:
1.	CIM definitions were followed for the estimation of Mineral Resources.
2.	Mineral Resources are inclusive of Mineral Reserves, which are contained in the Roby Zone underground mine.
3.	Mineral Resource cut-off grades were estimated for a 14,000 tpd production scenario. Open pit and RGO stockpile resources are not economic at the current production rate.
4.
Open Pit Mineral Resources were estimated at a pit discard cut-off grade of 1.8 g/t palladium equivalent (PdEq), within an optimized pit shell. Additional mineralization is present outside of the pit shell.

5.	Mineral Resources in stockpiles were estimated at a cut-off grade of 1.9 g/t PdEq.
6.	Mineral Resources for the Roby Zone underground mine were estimated at a cut-off grade of 5.8 g/t PdEq. Resources include sill, rib, and crown pillars.
7.	Mineral Resources for the underground Offset Zone were estimated at a cut-off grade of 4.0 g/t Pd (6.0 g/t PdEq).
8.	PdEq factors were calculated separately for each area, based on operating cost and metallurgical performance estimates appropriate for those areas.
9.
Metal price assumptions of US$350/oz palladium, US$1,400/oz platinum, US$850/oz gold, US$6.50/lb nickel, and US$2.00/lb copper were used in the estimation of PdEq and cut-off grade. A US$/C$ exchange rate of 1.11 was used. For the Offset Zone, metal price basis is: US$400/oz Pd; US$1,400/oz Pt;US$1,000/oz Au; US$3.00/lb Cu; US$8.50/lb Ni; US$20/lb Co. Exchange rate is 1.11 US$/C$.

10.	Effective dates are variable for the various areas of Mineral Resources.

Technical Information and Qualified Persons

The assay analyses performed during NAP’s drill programs are subject to a formal quality assurance and quality control (QA/QC) program. Diamond drill core is logged and sampled on site and at the Company’s exploration office in Thunder Bay with sample transport by the Company and Courtesy Courier to Activation Laboratories Ltd. (Thunder Bay and Ancaster), an independent accredited laboratory, for assay analysis. Check assay analyses are carried out by SGS Minerals Services (Toronto), a laboratory that is also independent of the Company. The Company’s exploration team designed and executed the drilling program under the supervision of Mr. Michel Bouchard, P. Geo., Vice President, Exploration and Development, a Qualified Person as defined by National Instrument 43-101, who has reviewed and approved the content of this news release.

URS/Scott Wilson QPs include Richard Routledge, M.Sc., P.Geo., Principal Geologist, for the mineral resource estimates, and Jason Cox, P.Eng., Supervisor of Mine Engineering, for the mineral reserve estimates.

About North American Palladium

NAP is a Canadian precious metals company focused on growing its production of palladium and gold in mining-friendly jurisdictions.  The Company’s flagship mine, Lac des Iles, is one of the world’s two primary palladium producers. NAP also owns and operates the Sleeping Giant gold mine located in the prolific Abitibi region of Quebec. The Company has extensive landholdings adjacent to both its Lac des Iles and Sleeping Giant mines, and a number of exploration projects.  NAP trades on the NYSE Amex under the symbol PAL and on the TSX under the symbol PDL.

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For further information please contact:

Camilla Bartosiewicz
Manager, Investor Relations and Corporate Communications
Telephone: 416-360-7590 Ext. 7226
Email: camilla@nap.com

Michel Bouchard
Vice President, Exploration & Development
Tel:  416-360-7590
Email: mbouchard@nap.com

Cautionary Note to U.S. Investors Concerning Estimates of Measured, Indicated and Inferred Resources
This press release uses the terms “Measured”, “Indicated” and/or “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

Cautionary Statement on Forward Looking Information
Certain information included in this press release, including any information as to our future exploration, financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, including the possibility that ramping-up operations at the Lac des Iles and Sleeping Giant mines to a steady-state may not proceed as planned, that other properties can be successfully developed, and that metal prices, foreign exchange assumptions and operating costs may differ from management’s expectations. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

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Appendix:

ROBY ZONE
Drill Hole	From (m)	To (m)	Length (m)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)	Co (%)
10-150	159	161	2	4.39	0.27	0.07	0.002	0.034	0.004
10-151	215	219	4	3.52	0.37	0.03	0.014	0.033	0.005
10-152	NSA
10-153	206	208	2	4.85	0.71	0.16	0.028	0.045	0.005
10-154	NSA
10-155	NSA
10-156	197	198	1	10.10	0.38	0.10	0.002	0.044	0.004
10-157	208	209	1	9.53	1.10	0.06	0.007	0.040	0.004
10-158	236	238	2	9.82	1.43	0.04	0.003	0.028	0.004
10-159	NSA
10-160	111	116	5	5.27	0.34	0.03	0.027	0.052	0.006
10-161	144	161	17	11.12	0.66	0.26	0.019	0.047	0.005
Including	148	151	3	36.50	2.17	0.73	0.033	0.050	0.005
	156	159	3	10.97	0.58	0.43	0.030	0.063	0.004
10-162	114	118	4	5.67	0.49	0.17	0.004	0.033	0.003
10-162	177	180	3	9.21	0.60	0.30	0.017	0.051	0.005
10-163	156	158	2	5.17	0.51	0.04	0.004	0.036	0.003
10-164	139	146	7	3.48	0.27	0.02	0.003	0.045	0.005
10-164	166	170	4	3.65	0.24	0.06	0.017	0.048	0.006
10-165	NSA
10-166	153	157	4	4.65	0.23	0.06	0.005	0.037	0.004
10-166	162	166	4	4.47	0.36	0.03	0.003	0.027	0.004

SOUTH SURFACE DRILLING
Drill Hole	From (m)	To (m)	Length (m)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)	Co (%)	Zone
10-006	471	475	4	3.79	0.52	0.23	0.176	0.140	0.008	Other
10-006	506	509	3	10.99	0.50	0.34	0.049	0.079	0.007	Sheriff Zone
10-006	1205	1207	2	6.55	0.69	0.46	0.124	0.127	0.006	Other
10-006	1244	1249	5	5.61	0.75	0.70	0.229	0.273	0.008	Offset Zone
10-006	1363	1367	4	3.12	0.42	0.25	0.114	0.130	0.008	Cowboy Zone
10-007	153	161	8	3.34	0.36	0.03	0.143	0.109	0.008	Other
10-007	170	178	8	3.52	0.32	0.02	0.110	0.120	0.007	Other
10-007	554	559	5	3.55	0.38	0.23	0.070	0.112	0.008	Sheriff Zone
10-007	730	776	46	3.04	0.35	0.33	0.074	0.100	0.008	Offset Zone
Including	751	757	6	5.02	0.54	0.59	0.115	0.141	0.009	Offset Zone
	762	768	6	6.57	0.78	0.76	0.117	0.144	0.008	Cowboy Zone
10-008	416	419	3	4.70	0.47	0.31	0.132	0.123	0.009	Other
10-009	NSA
10-010	487	494	7	2.76	0.25	0.20	0.111	0.100	0.009	Sheriff Zone
10-011	Assays Pending

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UPPER OFFSET ZONE
Drill Hole	From (m)	To (m)	Length (m)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)	Co (%)	Zone
10-307	260	269	9	2.00	0.23	0.07	0.052	0.062	0.006	Twilight Zone
10-307	302	307	5	2.71	0.31	0.16	0.089	0.103	0.007	Offset Zone
10-307	329	334	5	3.73	0.41	0.22	0.096	0.103	0.006	Offset Zone
10-308	240	249	9	2.98	0.21	0.06	0.012	0.060	0.004	Offset Zone
10-308	256	261	5	3.96	0.37	0.39	0.166	0.156	0.008	Cowboy Zone
10-309	278	290	12	1.89	0.20	0.27	0.062	0.071	0.005	Offset Zone
10-310	283	291	8	2.98	0.31	0.17	0.063	0.090	0.005	Offset Zone
10-311	NSA
10-312	250	255	5	3.72	0.43	0.43	0.153	0.133	0.008	Offset Zone
10-312	270	276	6	5.66	0.63	0.66	0.210	0.200	0.011	Cowboy Zone
10-313	260	264	4	4.28	0.50	0.17	0.072	0.090	0.007	Offset Zone
10-313	300	304	4	5.44	0.55	0.28	0.113	0.153	0.007	Cowboy Zone

OFFSET ZONE (UPPER NORTH)
Drill Hole	From (m)	To (m)	Length (m)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)	Co (%)	Zone
10-600	168	189	21	2.04	0.15	0.05	0.034	0.064	0.005	Missed (1)
10-601	166	197	31	3.74	0.26	0.27	0.080	0.113	0.006	Offset Zone
Including	168	175	7	5.19	0.29	0.33	0.105	0.119	0.006	Offset Zone
	180	187	7	5.16	0.39	0.30	0.083	0.128	0.006	Offset Zone
10-602	130	138	8	5.61	0.34	0.35	0.070	0.117	0.007	Offset Zone
10-602	166	185	19	3.34	0.28	0.29	0.129	0.179	0.006	Cowboy Zone
10-603	NSA									Missed (1)
10-604	125	139	14	3.31	0.22	0.11	0.091	0.111	0.007	Offset Zone
10-610	126	149	23	4.68	0.31	0.28	0.093	0.129	0.006	Offset Zone
Including	135	140	5	9.35	0.56	0.47	0.171	0.202	0.007	Offset Zone
10-611	127	156	29	4.21	0.27	0.38	0.097	0.160	0.007	Offset Zone
Including	128	131	3	7.53	0.41	0.60	0.085	0.160	0.008	Offset Zone
10-612	142	193	51	3.25	0.22	0.26	0.091	0.104	0.005	Offset Zone
Including	142	155	13	6.74	0.36	0.46	0.097	0.142	0.006	Offset Zone
	148	155	7	9.92	0.50	0.66	0.141	0.198	0.007	Offset Zone
	162	168	6	5.64	0.39	0.48	0.117	0.133	0.005	Cowboy Zone
10-613	105	132	27	3.83	0.26	0.33	0.059	0.098	0.006	Offset Zone
Including	105	112	7	8.24	0.51	0.78	0.100	0.169	0.008	Offset Zone
10-614	127	156	29	3.48	0.23	0.22	0.071	0.113	0.006	Offset Zone
Including	133	139	6	5.57	0.36	0.39	0.110	0.173	0.006	Offset Zone
	151	156	5	5.47	0.37	0.19	0.076	0.125	0.005	Cowboy Zone
10-615	134	158	24	4.94	0.32	0.19	0.081	0.133	0.006	Offset Zone
Including	149	158	9	6.22	0.40	0.18	0.076	0.161	0.006	Offset Zone
10-616	123	148	25	3.25	0.21	0.26	0.055	0.100	0.006	Offset Zone
Including	128	134	6	5.57	0.33	0.38	0.054	0.102	0.005	Offset Zone
10-618	127	158	31	5.12	0.33	0.26	0.080	0.117	0.006	Offset Zone
Including	130	137	7	10.01	0.64	0.56	0.135	0.155	0.008	Offset Zone
10-620	136	184	48	3.75	0.25	0.31	0.084	0.114	0.006	Offset Zone
Including	147	157	10	6.20	0.36	0.44	0.103	0.156	0.006	Offset Zone
10-621	144	179	35	4.94	0.30	0.32	0.081	0.123	0.006	Offset Zone
Including	144	153	9	8.01	0.44	0.52	0.082	0.128	0.007	Offset Zone
	172	178	6	6.57	0.42	0.37	0.112	0.170	0.006	Offset Zone
10-622	153	162	9	3.05	0.22	0.47	0.107	0.115	0.006	Missed (1)
10-623	133	173	40	4.52	0.29	0.30	0.083	0.120	0.007	Offset Zone
Including	134	146	12	8.82	0.51	0.45	0.104	0.145	0.008	Offset Zone
10-624	141	177	36	5.62	0.35	0.39	0.077	0.127	0.007	Offset Zone
Including	145	150	5	14.14	0.76	1.06	0.142	0.187	0.007	Offset Zone
10-625	145	172	27	3.56	0.24	0.37	0.089	0.113	0.006	Offset Zone
Including	145	153	8	5.17	0.33	0.29	0.066	0.100	0.005	Offset Zone
	214	219	5	3.92	0.84	0.14	0.059	0.093	0.005	Cowboy Zone
10-626	NSA									Missed (1)
10-627	171	182	11	5.02	0.31	0.23	0.069	0.088	0.006	Offset Zone
10-628	Assays Pending
1.	Missed zone, north of wireframe and Offset fault

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OFFSET ZONE (UPPER)
Drill Hole	From (m)	To (m)	Length (m)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)	Co (%)	Zone
10-670	227	236	9	3.95	0.41	0.07	0.022	0.070	0.005	Offset Zone
10-672	143	151	8	7.14	0.47	0.29	0.087	0.120	0.009	Offset Zone
10-672	166	171	5	10.71	0.58	0.47	0.114	0.127	0.009	Cowboy Zone
10-672	196	202	6	4.96	0.28	0.05	0.013	0.059	0.004	Outlaw Zone
10-673	NSA									Missed (2)
10-674	NSA									Missed (2)
10-675	161	194	33	5.65	0.41	0.34	0.115	0.133	0.007	Offset Zone
Including	162	168	6	10.35	0.54	0.44	0.113	0.151	0.009	Offset Zone
10-676	141	199	58	3.56	0.28	0.23	0.088	0.114	0.007	Offset Zone
Including	143	150	7	8.02	0.47	0.34	0.083	0.145	0.007	Offset Zone
10-677	NSA									Missed (2)
10-678	NSA									Missed (2)
10-679	NSA									Missed (2)
10-680	106	114	8	5.94	0.38	0.04	0.078	0.138	0.008	Offset Zone
10-681	Assays Pending
2.	Missed zone, up-section from wireframe

DIRECTIONAL DRILLING ON OFFSET ZONE (SOUTH)
Drill Hole	From (m)	To (m)	Length (m)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)	Co (%)	Zone
10-503	0	4	4	7.53	0.38	0.52	0.105	0.096	0.005	Other
10-503	296	308	12	2.29	0.29	0.08	0.061	0.084	0.007	Other
10-503	328	336	8	2.75	0.35	0.15	0.134	0.128	0.009	Other
10-503	451	462	11	3.97	0.54	0.35	0.093	0.114	0.006	Offset Zone
10-503	470	491	21	2.59	0.32	0.17	0.067	0.089	0.005	Offset Zone
10-504	1155	1206	51	2.50	0.32	0.22	0.069	0.084	0.005	Offset Zone
Including	1157	1162	5	5.55	0.50	0.61	0.112	0.129	0.007	Offset Zone
	1186	1191	5	4.69	0.56	0.38	0.112	0.150	0.007	Offset Zone
10-505	200	255	55	2.22	0.26	0.17	0.074	0.086	0.007	Offset Zone
Including	202	209	7	5.01	0.52	0.28	0.110	0.116	0.008	Offset Zone
10-506	Called short
10-507	1234	1244	10	4.77	0.32	0.26	0.067	0.088	0.007	Offset Zone

DIRECTIONAL DRILLING ON OFFSET ZONE (DEEP)
Drill Hole	From (m)	To (m)	Length (m)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni ( %)	Co (%)	Zone
10-552	612	734	122	4.38	0.31	0.39	0.113	0.147	0.007	Offset Zone
Including	619	631	12	11.58	0.88	0.92	0.149	0.236	0.010	Offset Zone
	661	667	6	6.91	0.36	0.23	0.051	0.119	0.008	Cowboy Zone
	709	718	9	7.46	0.56	0.61	0.139	0.164	0.006	Cowboy Zone
10-553	1500	1524	24	5.00	0.34	0.38	0.091	0.120	0.007	Offset Zone
Including	1504	1509	5	9.55	0.60	0.59	0.127	0.151	0.007	Offset Zone
10-553	1543	1560	17	4.69	0.33	0.16	0.055	0.100	0.005	Cowboy Zone
Including	1545	1551	6	7.50	0.48	0.23	0.068	0.139	0.005	Cowboy Zone
10-554	719	743	24	5.20	0.34	0.38	0.086	0.117	0.006	Offset Zone
Including	719	726	7	8.20	0.58	0.56	0.108	0.113	0.008	Offset Zone
10-554	788	790	2	5.91	0.63	0.43	0.235	0.204	0.007	Cowboy Zone

Notes:
NSA: no significant assays
Other: zones that cannot be interpreted with certainty

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Figure 1: LDI Mine Elevations

Surface
Open Pit
5,280 Level
Roby Zone
Currently being mined via ramp access
4,900 Level
Offset Zone
Commercial production via shaft targeted for Q3 2012
4,180 Level

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Figure 2: 2010 Drill Locations

Since the beginning of 2010 until October 1, 2010, five drills have completed 148 holes at LDI, totaling 55,325 metres.

Year-to-date LS October 2010

Roby Zone
Underground
Development
Offset Zone

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Figure 3: Sheriff Zone Trend

Both the directional and surface drilling intersected the new zone mineralization.

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Figure 4: 2010 Upper Offset Zone Cross Section

Cross-section looking north for the Upper Offset Zone (10-300 and 10-670-series).

Upper Offset Looking North October 2010
Palladium ppm
> 15
6 to 15
2.5 to 6
1 to 2.5
0 to 1
Roby Zone
Offset Zone Extension
Cowboy Zone
New Zone
Underground Development
Offset Zone

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Figure 5: 2010 Deep Offset Zone Looking East

Testing the continuity at depth.

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